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                                                                       EXHIBIT 5



August 15, 1997



Columbia/HCA Healthcare Corporation
One Park Plaza
Nashville TN  37203

  Re:  Registration Statement on Form S-8
       Columbia/HCA Healthcare Corporation
       3,183,046 Shares of Common Stock

Ladies and Gentlemen:

  I am Senior Vice President and General Counsel for Columbia/HCA Healthcare Corporation, a Delaware corporation (the "Company"), and have been involved with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 3,183,046 shares of Common Stock, $.01 par value of the Company (the "Common Stock") being offered to certain employees of the Company, under the Value Health, Inc. 1991 Stock Plan, Value Health, Inc. 1991 Non-Employee Director Stock Option Plan, Value Health, Inc. 1991 Employee Stock Purchase Plan, Medintell System Corporation 1995 Stock Option Plan, Diagnostek, Inc. 1991 Stock Option Plan, Diagnostek, Inc. 1983 Non-Qualified and Incentive Stock Option Plan, Preferred Healthcare Ltd. Stock Incentive Plan and the Preferred Healthcare Ltd. 1991 Directors' Stock Option Plan as described in the Registration Statement.

  In connection with the offering of the Company's Common Stock, I have examined the Restated Certificate of Incorporation, By-laws and other corporate records of the Company, and such other documents I have deemed relevant to this opinion.

  Based and relying solely upon the foregoing, it is my opinion that when the 3,183,046 shares of Common Stock, or any portion thereof, are issued as described in the Registration Statement, such shares will be duly authorized, validly issued, fully paid and nonassessable.

  This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to me under the caption "Interests of Named Experts and Counsel" in the Registration Statement as having passed upon the validity of the issuance of the Common Stock. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ Stephen T. Braun

Stephen T. Braun
Senior Vice President and
General Counsel